Exhibit 99.1
Novocure Reports First Quarter 2023 Financial Results

Data from phase 3 LUNAR clinical trial in non-small cell lung cancer to be presented June 6th at ASCO Annual Meeting

Enrollment of phase 3 METIS clinical trial completed, the fourth phase 3 clinical trial to complete enrollment in last 18 months

Root, Switzerland – Novocure (NASDAQ: NVCR) today reported financial results for the quarter ended March 31, 2023. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“The first quarter was another period of solid progress for Novocure,” said Asaf Danziger, Novocure’s Chief Executive Officer. “We received the most prescriptions in our history in the U.S., earned reimbursement for Optune in France and launched our next generation arrays in Sweden. We look forward to a promising 2023 and the opportunity to reach many more patients who can benefit from the use of Tumor Treating Fields therapy.”

“We are pleased to share the presentation of data from our phase 3 LUNAR clinical trial next month at the American Society of Clinical Oncology annual meeting in Chicago,” said William Doyle, Novocure’s Executive Chairman. “LUNAR is the first phase 3 clinical trial completed utilizing TTFields outside the brain and together with immunotherapy. LUNAR is also the first of four phase 3 clinical trials set to readout by the end of 2024. This marks the beginning of Novocure’s next chapter, with the potential to help tens of thousands of patients diagnosed with deadly cancers in the coming years.”

Financial updates for the first quarter ended March 31, 2023:
•Total net revenues for the quarter were $122.2 million, a decrease of 11% compared to the same period in 2022.
◦The United States, Germany and Japan contributed $85.2 million, $15.1 million and $8.7 million in quarterly net revenues, respectively, with our other active markets contributing $7.9 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $5.3 million.
•Gross margin for the quarter was 76%.
•Research, development and clinical studies expenses for the quarter were $59.7 million, an increase of 41% from the same period in 2022. This primarily reflects increased clinical trial and personnel costs associated with the PANOVA-3 and METIS clinical trials. Total clinical trial expenses can fluctuate quarter-to-quarter dependent upon the amount of clinical research organization services delivered, clinical materials procured and number of trials actively underway.
•Sales and marketing expenses for the quarter were $51.2 million, an increase of 35% compared to the same period in 2022. This reflects increased investments associated with geographic expansion and pre-launch activities intended to

Exhibit 99.1
increase awareness of TTFields in anticipation of future approvals in new indications.
•General and administrative expenses for the quarter were $41.9 million, an increase of 37% compared to the same period in 2022. This reflects increased personnel costs to support larger patient populations, new geographic launches, supply chain expansion and information technology enhancements.
•Net loss for the quarter was $53.1 million with loss per share of $0.50.
•Adjusted EBITDA* for the quarter was $(18.4) million.
•Cash, cash equivalents and short-term investments were $958.0 million as of March 31, 2023.
Operational updates for the first quarter ended March 31, 2023:
•1,496 prescriptions were received in the quarter, an increase of 8% compared to the same period in 2022. Prescriptions from the United States, Germany and Japan contributed 1,051, 208 and 72 prescriptions, respectively, with the remaining 165 prescriptions received in our other active markets.
•As of March 31, 2023, there were 3,467 active patients on therapy. Active patients from the United States, Germany and Japan contributed 2,168, 477 and 382 active patients, respectively, with the remaining 440 active patients contributed by our other active markets.

Quarterly updates and achievements:
•In April, we announced the results of the phase 3 LUNAR clinical trial in non-small cell lung cancer (NSCLC) will be presented for the first time at the 2023 American Society of Clinical Oncology Annual Meeting in Chicago on Tuesday, June 6 at 11:09 a.m. CDT in Hall D1. Novocure will host an investor event at 2:00 p.m. CDT on June 6 featuring leading thoracic oncologists, investigators and Novocure leadership. A live webcast of the event will be available on the investor relations page of www.novocure.com. For more information or to request in-person attendance, please contact investor relations (investorinfo@novocure.com).
•In March, we announced the reimbursement and availability of Optune together with temozolomide for the treatment of adult patients with newly diagnosed glioblastoma in France.
•In March, we announced the final patient enrolled in the phase 3 METIS clinical trial evaluating the efficacy of TTFields therapy following stereotactic radiosurgery for the treatment of patients with brain metastases from NSCLC. Following the completion of enrollment, patients will be followed for a 12-month period, with top-line data anticipated in the first quarter of 2024.
•In March, we announced the election of Kristin Stafford to the Board of Directors. Ms. Stafford serves as Senior Vice President, Chief Accounting Officer for Royalty Pharma plc.
•In February, we announced the final patient enrolled in the phase 3 PANOVA-3 clinical trial in locally advanced pancreatic cancer. Following the completion of enrollment, patients will be followed for an 18-month period, with final data anticipated in the second half of 2024.

Exhibit 99.1
•In February, we announced the election of Dr. Allyson J. Ocean, M.D., to the Boards of Directors. Dr. Ocean serves as a medical oncologist and Associate Professor of Clinical Medical at Weill Cornell Medicine.

Anticipated clinical milestones:
•Data from phase 3 LUNAR clinical trial in NSCLC (ASCO Annual Meeting, June 6, 2023)
•Data from phase 3 INNOVATE-3 clinical trial in recurrent ovarian cancer (2H 2023)
•Top-line data from phase 3 METIS clinical trial in brain metastases (Q1 2024)
•Data from phase 3 PANOVA-3 clinical trial in locally advanced pancreatic cancer (2H 2024)

Conference call details
Novocure will host a conference call and webcast to discuss first quarter 2023 financial results at 8:00 a.m. EDT today, Thursday, May 4, 2023. To access the conference call by phone, use the following conference call registration link and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, malignant pleural mesothelioma and pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Root, Switzerland and with a growing global footprint, Novocure has regional operating centers in Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

*Non-GAAP Financial Measurements
We measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our

Exhibit 99.1
operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 23, 2023, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Exhibit 99.1
Consolidated Statements of Operations
USD in thousands (except share and per share data)

	Three months ended March 31,		Year ended December 31,
	2023	2022	2022
	Unaudited		Audited
Net revenues	$122,182	$137,547	$537,840
Cost of revenues	29,614	27,727	114,867
Gross profit	92,568	109,820	422,973

Operating costs and expenses:
Research, development and clinical studies	59,704	42,234	206,085
Sales and marketing	51,169	37,884	173,658
General and administrative	41,944	30,508	132,753
Total operating costs and expenses	152,817	110,626	512,496

Operating income (loss)	(60,249)	(806)	(89,523)
Financial income (expenses), net	9,169	(1,709)	7,677

Income (loss) before income taxes	(51,080)	(2,515)	(81,846)
Income taxes	1,981	2,132	10,688
Net income (loss)	$(53,061)	$(4,647)	$(92,534)

Basic net income (loss) per ordinary share	$(0.50)	$(0.04)	$(0.88)
Weighted average number of ordinary shares used in computing basic net income (loss) per share	105,667,072	104,186,120	104,660,476
Diluted net income (loss) per ordinary share	$(0.50)	$(0.04)	$(0.88)
Weighted average number of ordinary shares used in computing diluted net income (loss) per share	105,667,072	104,186,120	104,660,476

Exhibit 99.1
Consolidated Balance Sheets
USD in thousands (except share data)

	March 31, 2023	December 31, 2022
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$185,963	$115,326
Short-term investments	772,072	854,099
Restricted cash	676	508
Trade receivables, net	74,830	86,261
Receivables and prepaid expenses	23,730	25,959
Inventories	31,723	29,376
Total current assets	1,088,994	1,111,529
LONG-TERM ASSETS:
Property and equipment, net	36,454	32,678
Field equipment, net	12,216	12,684
Right-of-use assets	25,529	23,596
Other long-term assets	11,147	11,161
Total long-term assets	85,346	80,119
TOTAL ASSETS	$1,174,340	$1,191,648

Exhibit 99.1
Consolidated Balance Sheets
USD in thousands (except share data)

	March 31, 2023	December 31, 2022
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade payables	$81,469	$85,197
Other payables, lease liabilities and accrued expenses	67,306	73,580
Total current liabilities	148,775	158,777
LONG-TERM LIABILITIES:
Long-term debt, net	566,324	565,509
Deferred revenues	1,843	2,878
Long-term leases	19,973	18,762
Employee benefit liabilities	5,143	4,404
Other long-term liabilities	136	148
Total long-term liabilities	593,419	591,701
TOTAL LIABILITIES	742,194	750,478

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 106,187,162 shares and 105,049,411 shares at March 31, 2023 (unaudited) and December 31, 2022, respectively	—	—
Additional paid-in capital	1,266,358	1,222,063
Accumulated other comprehensive income (loss)	(2,691)	(2,433)
Retained earnings (accumulated deficit)	(831,521)	(778,460)
TOTAL SHAREHOLDERS' EQUITY	432,146	441,170
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,174,340	$1,191,648

Exhibit 99.1
Non-U.S. GAAP financial measures reconciliation
USD in thousands

	Three months ended March 31,
	2023	2022	% Change
Net income (loss)	$(53,061)	$(4,647)	1,042%
Add: Income tax	1,981	2,132	(7)%
Add: Financial expenses (income), net	(9,169)	1,709	(636)%
Add: Depreciation and amortization	2,722	2,610	4%
EBITDA	$(57,527)	$1,804	(3,289)%
Add: Share-based compensation	39,084	25,045	56%
Adjusted EBITDA	$(18,443)	$26,849	(169)%

Investors:
Ingrid Goldberg
investorinfo@novocure.com
610-723-7427

Media:
Leigh Labrie
media@novocure.com
610-723-7428